Exhibit 10.10

PURCHASE AND SALE AGREEMENT

By and Between

ALICO, INC.

A FLORIDA CORPORATION

(“Seller”)

and

TERRA LAND COMPANY

AN ILLINOIS CORPORATION, OR ITS DESIGNEE

(“Buyer”)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date by and between Seller and Buyer. The terms of this Agreement and the Escrow Agent's instructions are as follows:

ARTICLE 1

cERTAIN DEFINITIONS AND FUNDAMENTAL PROVISIONS

Set forth below are certain definitions and fundamental provisions for the purposes of this Agreement.

1.1. “Adjusted Purchase Price” means the Base Purchase Price minus (i) the Railroad Tract Valuation minus (ii) the Railroad Tract Impaired Acreage Valuation plus or minus, as appropriate, (iii) the Variance Valuation.

1.2. “Affiliate” means, with respect to a person or entity, all persons or entities that, directly or indirectly, control, are controlled by or are under common control with such person or entity, or, with respect to a person or entity, all persons or entities that, directly or indirectly, own, are owned by or are under common ownership with such person or entity.

1.3. “Agreement” means this Purchase and Sale Agreement.

1.4. “Authorities” means any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or Seller, including, without limitation, the State, any city in which all or a portion of the Property is situated and the County, and the agencies, authorities and districts of the foregoing.

1.5. “Appurtenances” means all rights, title, interest and privileges of Seller in and to the Land, all rights, title, interest and privileges of Seller in and to any and all streets, roads, rights-of-way, utilities, easements, canals and waterways adjacent, contiguous or beneficial to the Land, all other appurtenances to the Land, any other right, title, interest, estate or benefit of the Seller in or to the Land and all sand, rock, gravel, soil, air, surface, subsurface, drainage, irrigation, water or riparian rights appurtenant and incidental to the Land, including, but not limited to, all

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well permits, consumptive use and surface water management permits, approvals, licenses, consents, vested rights, exemptions, the right to explore for and extract gravel and soil and all benefits appurtenant to or used in connection with the beneficial use and enjoyment of the Land; provided however Seller shall reserve ownership of all oil and gas rights below the surface of the Land. A Surface Use Agreement (as hereinafter defined) shall be used to provide for oil and gas testing, exploration, development, and operational access to the surface of the Land. Seller shall not execute the Surface Use Agreement without the Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Seller shall deliver to Buyer at least twenty (20) days advance written notice of its intent to access the Land and its intent to execute a Surface Use Agreement.

1.6. “Base Purchase Price” means Ninety-One Million Four-Hundred Thirty-Six Thousand and NO/100 Dollars ($91,436,000).

1.7. “Buyer's Address” means the following:

2004 Fox Drive, Suite L

Champaign, IL 61820

Attn: Legal Counsel

Telephone No.: (217) 352-6000

with a copy to:

Larry B. Alexander, Esq.

Jones, Foster, Johnston & Stubbs, P.A.

Flagler Center Tower, Suite 1100

505 South Flagler Drive

West Palm Beach, Florida 33401

Facsimile No.: (561) 650-5300

Telephone No.: (561) 659-3000

E-Mail: lalexander@jonesfoster.com

1.8. “Closing” means the closing of the purchase and sale of the Property.

1.9. “Closing Date” means fifteen (15) days after the expiration of the Inspection Period, as hereinafter defined.

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1.10. “County” means Hendry County, Florida.

1.11. “Deposit” means Two Million Dollars ($2,000,000.00) delivered to the Escrow Agent pursuant to the terms of this Agreement.

1.12. “Effective Date” means the date that both Seller and Buyer have executed and delivered a copy of this Agreement to each other, whether by facsimile or other method of delivery.

1.13. “Escrow Agent” means Jones, Foster, Johnston & Stubbs, P.A., as agents for Chicago Title Insurance Company whose address is:

Flagler Center Tower, Suite 1100

505 South Flagler Drive

West Palm Beach, Florida 33401

Attn: Larry B. Alexander, Esq.

Facsimile No.: (561) 650-5300

Telephone No.: (561) 659-3000

E-Mail: lalexander@jonesfoster.com

1.14. “Excluded Crops” means (a) growing crops on the Land and (b) sugar cane stubble located on the Land.

1.15. “Farmable Acres” means the planted or plantable acres included as part of the Land.

1.16. “Governmental Regulations” means any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, and building and fire codes) of the Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Property.

1.17. “Improvements” means all buildings, improvements and fixtures located on or affixed to the Land, including all buildings, structures and improvements of every kind and description erected or placed on the Land.

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1.18. “Inspection Period” means the period commencing on the date of the delivery of Exhibit A-1, Exhibit A-2 and Exhibit A-3 of this Agreement and expiring at 5:00 p.m. Eastern Standard Time on the later of (a) 60th day thereafter, or (b) the 30th day after Buyer’s receipt of (i) the Title Commitment (as hereinafter defined) and legible copies of the exceptions and (ii) the Surveys (as defined in Section 4.7 of this Agreement), but in no event will the expiration of the Inspection Period exceed seventy five (75) days after the Effective Date.

1.19. “Intangible Property” means all of the right, title and interest of Seller in and to all intangible personal property used in the operation of the Property or maintenance of the Property, if any, including, without limitation, (a) to the extent assignable, all warranties or guarantees from any contractors, subcontractors, manufacturers, suppliers or materialmen pertaining to the Property and/or any construction, repairs or alteration of the Property (all such items in this clause (a) being collectively called the “Warranties and Guaranties”), (b) all licenses, permits, development rights, certificates of occupancy, authorizations, approvals, dedications, subdivision maps and entitlements issued, approved or granted by Authorities or otherwise in connection with the Property relating to the operation, occupancy and use of the Property (all such items in this clause (b) being called the “ Licenses and Permits”), specifically including all licenses and permits required to be issued by any Authorities, (c) all goodwill generated by the Property, (d) all Seller’s or any of its Affiliate’s stock and/or membership and/or voting rights in any special district, any special drainage or improvement district or company which provides any services or benefits to the Property, (e) all other rights, allocations, crop acreage base and production rights resulting from or determined in accordance with any state or federal agricultural program, and (f) all products and proceeds of the foregoing.

1.20. “Irrigation and Drainage Easements” means irrigation and drainage easement agreements to be negotiated between Seller and Buyer during the Inspection Period to provide for irrigation and drainage necessary for the Water Management Agreement and access to allow the applicable party to maintain and repair the irrigation and

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drainage facilities and system described in the Water Management Agreement.

1.21. “Land” means that certain parcel of land located in Hendry County, Florida containing approximately 30,959 gross acres (the “Gross Acres”), which can be further defined as the combination of 19,540 Farmable Acres (the “Gross Farmable Acres”) and 11,419 Support Acres (the “Gross Support Acres”) and more particularly described in Exhibit “A” which shall be provided by Seller to Buyer subsequent to the execution of this Agreement but before the Inspection Period begins, excluding the Excluded Crops; provided however the parties agree that the Seller shall retain (i) that portion of the real estate described on Exhibit “A-RR” relating to the Railroad Tract that is included in the foregoing gross acreage calculations and (ii) ownership of all oil and gas located on and below the surface of the Land. The Land is composed of three separate tracts, the Hillgrade Tract as described on Schedule A-1 (the “Hillgrade Tract”), the Collins Slough Tract as described on Schedule A-2 (the “Collins Slough Tract”), and the 2x6 Tract as described on Schedule A-3 (the “2x6 Tract”).

1.22. “Lease” means that certain Lease Agreement between Seller, as Tenant, and Buyer, as Landlord, in the form attached hereto as Exhibit “B”.

1.23. “Net Farmable Acres” means the Gross Farmable Acres minus any Farmable Acres included in the Railroad Tract.

1.24. “Net Support Acres” means the Gross Support Acres minus any Support Acres included in the Railroad Tract.

1.25. “Permitted Encumbrances” means the items described in Section 6.1.2, the Sublease, Real property taxes for the current year which are not yet due and payable, and Rules, regulations and future assessments, if any, by South Florida Water Management District, the Lease, the Water Management Agreement, the reservation of oil and gas rights by the Seller, the Irrigation and Drainage Easements, the Reciprocal Access Easement, the RR Easements, and other matters that are deemed to be

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included as Permitted Encumbrances pursuant to Section 4.8 hereof.

1.26. “Personal Property” means all fixtures attached to the Land and the improvements, including but not limited to roads, wells, casings, pumps, transformers, power lines, lift stations, power units, motors, water control structures, fuel tanks, road material such as gravel, shell rock, etc. and all personal property used in connection with the Land (other than rolling stock and farming equipment), irrigation equipment and systems, drainage equipment and systems located on the Land and/or used for the benefit of the Land and owned by Seller. Seller shall prepare a list of the Personal Property and deliver it to Buyer for its approval within fifteen (15) days after the Effective Date, which list (“Personal Property List”) shall be modified at Buyer’s reasonable request to include additional items which are used on or in connection with the Land.

1.27. “Property” means, collectively, all of Seller’s right, title and interest in and to the Land, the Appurtenances, the Improvements, the Personal Property and the Intangible Property.

1.28. “Official Records” means the Official Records of Hendry County, Florida.

1.29. “Railroad Tract Impaired Acreage Valuation” means the adjustment to the Base Purchase Price as outlined in Section 9.3 of this Agreement.

1.30. “Railroad Tract” means that land described on Exhibit A-RR consisting of approximately 200 acres which will be retained by Seller subsequent to Closing for the potential construction of a railroad line.

1.31. “Railroad Tract Valuation” means the adjustment to the Base Purchase Price as outlined in Section 9.3 of this Agreement.

1.32. “Reciprocal Access Easement” means a reciprocal easement agreement (or agreements) to be negotiated between the Buyer and Seller during the Inspection Period to provide that the Buyer shall be granted a non-exclusive ingress and egress easement over and upon a certain road located on real property retained by the

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Seller, and that the Seller shall have be granted a non-exclusive ingress and egress easement over and upon a certain road located on the Land. Said roads are further depicted on Exhibit “C” which shall be provided by Seller to Buyer within fifteen (15) days after the Effective Date of this Agreement. The Reciprocal Access Easement shall further provide that said easements shall be perpetual (unless otherwise agreed by the Buyer and Seller) and shall constitute covenants running with the land. Furthermore, the Reciprocal Access Easement shall provide for mutually acceptable maintenance of such easement areas and other commercially reasonable and mutually acceptable terms.

1.33. “Rental Account Escrow Agreement” means an agreement to be executed by Buyer, as Landlord and Seller, as Tenant prior to the expiration of the Inspection Period which shall provide for the payment of rent from United States Sugar Corporation to a rental escrow agent upon Seller’s uncured default, as Tenant, in the Master Lease.

1.34. “Reports” means all structural reviews, architectural drawings and engineering, soils, seismic, environmental, geologic, water, drainage, and architectural reports, tests, audits and studies pertaining to the Property which are within the possession of, under the control of, or reasonably available to Seller.

1.35. “Seller's Address” means the following:

10070 Daniels Interstate Court

Fort Myers, FL 33913

Attn: Clayton G. Wilson, CEO

Facsimile No.: _________

Telephone No.: 239-226-2001

With a copy to:

David A. Miller, Esquire

Peterson & Myers, P.A.

225 East Lemon Street, Suite 300

Lakeland, FL 33801-4627

Facsimile No.: (863) 688-8099

Telephone No.: 863-683-6511

E-Mail: dmiller@petersonmyers.com

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1.36. “State” means the State of Florida.

1.37. “Subordination and Consent Agreement” means an agreement to be executed on or before the Closing Date by United States Sugar Corporation, as Subtenant, Seller, as Tenant and Buyer, as Landlord, subordinating the Sublease to the Lease in the form to be agreed upon by the parties prior to the expiration of the Inspection Period.

1.38. “Sublease” means that certain lease between Seller, as Landlord, and United States Sugar Corporation, as Tenant, encumbering all or part of the Land, which lease will become a sublease under the Lease, pursuant to the Subordination and Consent Agreement.

1.39. “Support Acres” means the support or non-productive acres included as part of the Land.

1.40. “Surface Use Agreement” means an agreement executed by Seller and any third party exploration or drilling company who intends to access the Land for the exploration of oil and/or gas, prior to such access, which agreement shall provide for seismic surveys, soil gas surveys and tellurics surveys, use of surface water for test drilling, the location of such access, exploration and/or drilling, operation and production processes for such access and/or drilling, operation and production, including remediation, environmental protection and compensation to Buyer and/or tenants for any impairment to its agricultural operations on the Land.

1.41. “Survival Period” means the period commencing on the Closing Date and ending 5:00 p.m. Eastern Standard Time eighteen (18) months after the Closing Date.

1.42. “Title Agent” means Jones, Foster, Johnston & Stubbs, P.A., as agents for Chicago Title Insurance Company.

1.43. “Title Company” means Chicago Title Insurance Company.

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1.44. “Variance Valuation” means the adjustment, either positive or negative, to the Base Purchase Price as outlined in Section 3.2 of this Agreement.

1.45. “Water Management Agreement” means an agreement to be negotiated between Seller and Buyer during the Inspection Period to provide for the sharing of irrigation and/or drainage water and facilities serving jointly the Property and the currently existing citrus grove located on the 2x6 Tract, with Seller having priority to use water for purposes of irrigating and protecting citrus crops on the currently existing citrus grove located on the 2x6 Tract during any freezes that could be harmful to fruit crops located on the currently existing citrus grove located on the 2x6 Tract.

In addition to those terms defined above, capitalized terms used in this Agreement shall have the meanings following the use of such terms.

ARTICLE 2

PURCHASE AND SALE

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1. Deposit. Within five (5) business days after the Effective Date, Buyer shall deposit with Escrow Agent the Deposit, which shall be held in a non-interest bearing account.

If this Agreement is terminated by either Seller or Buyer as provided in this Agreement, Escrow Agent shall deliver the portion of the Deposit then held by Escrow Agent to the party entitled thereto pursuant to the applicable terms of this Agreement.

If the transaction contemplated by this Agreement is consummated in accordance with the terms of this Agreement, the Deposit shall be credited toward payment of the Purchase Price at Closing.

3.2. Variance in Acreage. In the event that either the Net Farmable Acres or Net Support Acres of the Land as provided in Paragraphs 1.22 and 1.23 hereof are more or

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less than the calculated amounts by one percent (1%) or greater, there will be an adjustment to the Base Purchase Price by the amount of the Variance Valuation. The Variance Valuation shall be calculated by adding (i) the product of any variance of Net Farmable Acres by $4,000 and (ii) the product of any variance of Net Support Acres by $1,163. There will be no adjustment to the Base Purchase Price if the actual Net Farmable Acres and the actual Net Support Acres are less than the one percent (1%) variance.

3.3. Balance of Adjusted Purchase Price. On or before the Closing Date, Escrow Agent shall deliver the Deposit to the Title Agent and Buyer shall deliver to Title Agent cash or a wire transfer of funds in the amount required to complete the purchase (the “Cash Payment”). If the transaction contemplated by this Agreement is consummated in accordance with the terms of this Agreement, the Deposit and the Cash Payment shall be applied toward payment of the Adjusted Purchase Price at the Closing.

3.4. Regulations§1.1031(k)-1(g)(6) Restrictions. Anything to the contrary in Sections 3.1 or 3.3 or any other provision of the Agreement to the contrary notwithstanding, Seller will not be entitled to receive any portion of the Deposit held by the Escrow Agent or any interest thereon and will not be entitled to receive, pledge, borrow, or otherwise obtain the benefits of money or other property prior to the occurrence of those events specified in Regulations §1.1031(k)-1(g)(6), except for payments authorized under Regulations §1.1031(k)-1(g)(7)(ii). The provisions of this Section 3.4 will expire automatically, without any further action by anyone, and will no longer be a term or condition of this Agreement upon delivery by Seller to Buyer and Escrow Agent of a written notice of assignment of Seller’s rights under this Agreement to a Qualified Intermediary.

Prorations and adjustments relating to the Property shall be computed in accordance with Paragraph 5.5 of this Agreement. If such computation of apportionments shows that a net amount is owed by Buyer to Seller, such amount shall be paid by Buyer to Seller on the Closing Date along with and in the same manner as the Cash Payment. If the computation of apportionments shows that a net amount is owed by Seller to Buyer, such amount shall be credited against the Purchase Price. The foregoing to the contrary notwithstanding, the Cash Payment and any other funds due to Seller will be paid to the Qualified Intermediary instead of the Seller if the Seller

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has assigned its rights under this Agreement to a Qualified Intermediary in accordance with Section 14.18.

ARTICLE 4

ENTRY, INSPECTIONS AND EXAMINATION

4.1. Inspections, Tests and Studies. Seller shall permit Buyer and its authorized agents and representatives to enter upon the Property at all reasonable times during normal business hours to inspect and conduct reasonably necessary tests and studies of the Property (“Inspections”). Buyer shall deliver advance written notice to Seller (such written notice not to be delivered less than twenty hours in advance) of its intention or the intention of its agents or representatives to enter upon the Property. Buyer shall bear the cost of all such inspections, tests and studies. In conducting any inspections, tests or studies, Buyer and its authorized agents and representatives shall (a) not unreasonably interfere with the operation, use and maintenance of the Property, (b) not damage any part of the Property or any personal property owned or held by any Tenant or any third party, (c) not injure or otherwise cause bodily harm to Seller or any of its respective agents, contractors and employees or any Tenant or other third party, (d) promptly pay when due the cost of all inspections, tests or studies, (e) not permit any liens to attach to the Property by reason of the exercise of their rights under this Paragraph and shall immediately pay and discharge any such liens that do attach to the Property, and (f) fully restore the Property to the condition in which the same was found before any such inspections, tests or studies were undertaken. Notwithstanding anything herein to the contrary, Buyer will not conduct any invasive testing without first obtaining Seller’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed.

4.2. Buyer's Indemnity. Buyer hereby agrees to indemnify, defend, protect and hold Seller and its agents, employees and contractors harmless from and against any and all liens, claims, losses, liabilities, damages, costs, expenses, causes of action (including reasonable attorney’s fees and court costs) arising solely out of Buyer’s, or its agent’s, acts or omissions during Buyer's inspections, tests and studies, and not the result of any existing condition or

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defect. All of Buyer's Inspections shall be performed at Buyer's sole cost and expense. Before any entry by Buyer or its agents, employees or contractors upon the Land, Buyer shall obtain a policy of general liability insurance coverage of at least One Million and No/100ths Dollars ($1,000,000.00) per person and per occurrence, single limit coverage, listing Seller as an additional insured thereunder, which insurance coverage shall remain in effect until Closing or until any earlier termination of this Agreement, and shall furnish to Seller a certificate of insurance confirming such coverage. Buyer’s obligations hereunder will survive the termination of this Agreement.

4.3. Review of Due Diligence Materials. On or prior to the date that is ten (10) days after the Effective Date, Seller shall deliver to Buyer for Buyer's review and approval the documents and materials (the “Due Diligence Materials”) listed on attached Exhibit “D” and relating to the Property that are in Seller’s possession, custody or control. Seller shall likewise deliver updated Due Diligence Materials to Buyer as to any information thereon which Seller becomes aware has changed. Notwithstanding anything herein to the contrary, Seller disclaims any warranty or representation concerning the accuracy of the Due Diligence Materials and the information contained in the Due Diligence Materials and Buyer acknowledges the Due Diligence Materials are being delivered by Seller to Buyer as a convenience only and that any reliance on or use of such Due Diligence Materials by Buyer shall be at the sole risk of the Buyer; provided however that Seller is obligated to advise Buyer of any inaccuracies in the Due Diligence Materials known to it, and any inaccuracies that it becomes aware of after the delivery of the Due Diligence Materials.

4.4. No Negation of Representations and Warranties. The exercise or undertaking by Buyer of an inspection, examination, test or study or the review by Buyer of the Due Diligence Materials or any other act by Buyer shall not negate any representation, warranty or covenant, of Seller or modify any of Buyer's rights or Seller's obligations in the event of any breach by Seller of its representations, warranties or covenants in this Agreement.

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4.5. Termination During Inspection Period. Buyer shall have the right, in its sole discretion, on or before the expiration of the Inspection Period to notify Seller in writing (the “Termination Notice”) that it has elected to terminate this Agreement. Upon receipt by the Escrow Agent of a copy of the Termination Notice, the Escrow Agent shall deliver the Deposit to Buyer, and except for any obligations hereunder which survive the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate. Buyer's failure to send the Termination Notice within the time required herein, shall constitute its waiver of its right to terminate this Agreement as provided in this Paragraph 4.5.

4.6. As Is Sale. Except for warranties set forth in instruments delivered at Closing, or as provided in this Agreement to the contrary, Buyer agrees that it will accept the physical condition of the Property in its AS IS condition, as of the last day of the Inspection Period; provided however, Seller shall cause the Personal Property to be in good working condition on the Closing Date. Seller expressly discloses and Buyer acknowledges that the Real Property has been used historically for agricultural purposes, and is subject to environmental issues related to agricultural uses, including without limitation agricultural chemicals and other hazardous substances commonly used in agricultural operations. Seller shall be obligated to remediate any of the aforementioned environmental issues up to the maximum cost to Seller of $250,000 and Seller will be obligated to indemnify Buyer for such environmental issues, up to the maximum amount of $250,000.

4.7. Survey. Within fifteen (15) days after the Effective Date, Buyer shall advise Seller in writing as to whether it requires either new ALTA surveys or new boundary surveys meeting the Florida minimum technical requirements (“Surveys”) for the Land and if so, Buyer shall obtain the Surveys for the Land to be prepared and delivered to Buyer, which shall: (i) show legal descriptions for the Land; (ii) show the impact of the Permitted Encumbrances on the Land; and (iii) certify the Surveys to Buyer and Seller. Buyer and Seller shall jointly direct the surveyor providing the Surveys to bill each one-half of the cost of the Surveys, and unless paid previously, Seller and Buyer shall each pay one-half of the cost of the surveys at

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Closing in accordance with the foregoing cost-share allocation. If Buyer sends the Termination Notice, Buyer and Seller shall each pay one-half of the cost of the Surveys to the surveyor in accordance with the foregoing cost-share allocation. Notwithstanding the foregoing, (x) Seller shall obtain within fifty (50) days after the Effective Date and pay all of the costs of the survey required to determine the Railroad Tract and (y) with respect to surveys of the Collins Slough Tract, if the Title Company requires a survey to delete the survey exception in order to issue the Title Policy without a survey exception, the parties shall split the costs of the survey for the Collins Slough Tract otherwise the costs of such survey shall be paid by Buyer.

4.8. Title Insurance. On or prior to the 30th day after the Effective Date, Buyer shall have received a title insurance commitment issued by the Title Company with respect to the Property agreeing to issue to the Buyer upon the recording of the Deed an owner’s marketability title insurance policy in the amount of the Purchase Price and a copy of all title exceptions listed therein (the “Title Commitment”). As of the Closing, the Title Company shall have issued or shall have committed to issue to Buyer, upon payment of the premiums required therefor, A.L.T.A. Owner's Policy of Title Insurance showing fee title to Property vested in Buyer, subject only to the Permitted Encumbrances (the “Title Policy”). The Title Policy shall be issued with liability in an amount equal to the Purchase Price of the Property. Buyer shall give Seller written notice (the "Title Notice") on or before the date that is thirty (30) days after Buyer receives the Title Commitments that the condition of title as set forth in the Title Commitments and the Surveys is or is not satisfactory in Buyer's sole and absolute discretion. If Buyer fails to deliver to Seller the Title Notice within the time period set forth above, Buyer shall be deemed to be satisfied with the status of title and survey matters and to have waived the right to object to the same and the exceptions shown on the Title Commitment shall be deemed to be included as Permitted Encumbrances. Notwithstanding anything herein to the contrary, Seller shall use commercially reasonable efforts and take such actions as are reasonably required to cure prior to the Closing Date the objections to title and/or survey raised by Buyer in the Title Notice (the “Title Defects”), subject however to the Seller not being required expend any

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monies or institute any legal or administrative proceedings to cure any title objections. In addition, at the Closing, Seller shall be obligated to satisfy or transfer to bond, from Seller's proceeds, any monetary encumbrances or liens affecting the Property created or assumed by Seller or arising from Seller's acts or omissions, to the extent of the Purchase Price, and to terminate any notices of commencement. If all of the Title Defects shall not have been cured by the Closing Date, then on or before the Closing Date Buyer shall have the right to either (a) agree to take title to the Property as is without any reduction in the Purchase Price, or (b) terminate this Agreement by giving written notice thereof to Seller, with a copy to Escrow Agent, in which event Escrow Agent may immediately, without further authorization or direction, refund the Deposit to the Buyer, and Buyer and Seller shall be released from all further duties or obligations to one another under this Agreement, except for any obligations which are specified to survive any termination of this Agreement.

ARTICLE 5

ESCROW

5.1. Indemnification and Non-Liability of Escrow Agent. Escrow Agent agrees to hold the Deposit pursuant to the provisions of this Agreement for application in accordance with the provisions hereof, upon the following terms:

5.1.1 Duties. Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery or to enforce any obligation of any person to perform any other act. Escrow Agent shall be under no liability to Seller or Buyer or to anyone else by reason of any failure on the part of Seller or Buyer or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. Except for amendments to this Agreement and except for joint instructions given to Escrow Agent by Seller and Buyer relating to the Deposit, Escrow Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof Escrow Agent shall have no responsibility or liability for any loss of principal and/or interest on any

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investment of the Deposit, except as a result of Escrow Agent’s gross negligence or misconduct.

5.1.2 Right to Interplead. In its capacity as Escrow Agent, Escrow Agent shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with it and shall have no responsibility other than to faithfully follow the instructions contained herein, and it is fully protected in acting in accordance with any written instrument given to it hereunder by Seller or Buyer and believed by Escrow Agent to have been signed by the proper person. Escrow Agent may assume that any person purporting to give any notice hereunder has been duly authorized to do so. The Escrow Agent is acting as a stakeholder only with respect to the Deposit. In the event that for any reason there is any dispute or uncertainty concerning any action to be taken hereunder, Escrow Agent shall have the right to take no action until it shall have received instructions in writing concurred to by Seller and Buyer or until directed by a final order of judgment of a court of competent jurisdiction, whereupon Escrow Agent shall take such action in accordance with such instructions or such order, provided that Escrow Agent shall have the right in the event of a dispute between Buyer and Seller to interplead the Deposit into the Registry of the Circuit Court in and for the County.

5.1.3 Ministerial Duties. The duties of Escrow Agent are purely ministerial in nature. Escrow Agent shall not be liable to Seller or Buyer or to anyone else for any, action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, except for acts of willful misconduct or gross negligence. Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a final judgment or decree of a court of competent jurisdiction, or a writing delivered to Escrow Agent signed by the proper party or parties and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto.

5.1.4 Assumptions. Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to Seller or Buyer or to anyone else for any action taken or omitted if acting in good faith, or any action suffered by it to be taken or omitted if acting

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in good faith and in the exercise of reasonable judgment in reliance upon such assumption.

5.1.5 Demand for Deposit. If for any reason the Closing does not occur and either Seller or Buyer makes a written demand upon Escrow Agent for payment or refund, as the case may be, of the Deposit or any portion thereof, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment or refund, as the case may be, within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to and shall make such payment or refund, as the case may be; provided, however, if for any reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction.

5.1.6 Resignation. Escrow Agent may resign at any time as Escrow Agent hereunder upon giving five (5) days prior written notice to that effect to each of the Seller and Buyer. In such event, the successor Escrow Agent shall be a nationally recognized title insurance company selected by Buyer with offices within the State of Florida. Such party that will no longer be serving as Escrow Agent shall deliver, against receipt, to such successor Escrow Agent, the Deposit held by such party, to be held by such successor Escrow Agent pursuant to the terms and provisions of this Agreement. If no such successor has been designated on or before such party ceases to be Escrow Agent hereunder, whether by resignation or otherwise, its obligations as Escrow Agent shall continue until such successor is appointed; provided, however, its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the person, firm or corporation designated as its successor or until directed by a final order or judgment of a court of competent jurisdiction, whereupon Escrow Agent shall make disposition thereof in accordance with such order. If no successor Escrow Agent is designated and qualified within five (5) days after its resignation is effective, such party who will no longer be serving as Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any successor Escrow Agent shall agree to be bound by the terms of this Agreement.

5.1.7 Waiver of Conflict. Seller acknowledges that Escrow Agent is Buyer’s counsel, waives all conflicts that may arise from such relationship and agrees that Escrow Agent may represent Buyer with regard to this Agreement and any litigation that may arise under it, so long as the Escrow Agent interpleads the Deposit into the Registry of the Circuit Court in and for the County following a dispute between the Seller and Buyer, prior to representing the Buyer of record in such litigation.

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5.2. Closing Date. The Closing shall occur at the offices of Title Agent on the Closing Date; provided, however, Seller, Buyer and Title Agent agree to cooperate with Buyer’s request for an escrow or “mail away” closing.

5.3. Seller's Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Agent on or before 10:00 a.m. Eastern Standard Time on the Closing Date the following instruments and documents for the Property:

5.3.1 Deed. A Special Warranty Deed (the “Deed”), duly executed and acknowledged in recordable form by Seller, conveying the Land, Improvements and the Appurtenances to Buyer, subject only to the Permitted Encumbrances, and reserving the oil and gas rights below the surface of the Land.

5.3.2 Assignment of Intangible Property. Two (2) counterpart originals of an assignment of the Intangible Property (the “Intangible Assignment”), duly executed by Seller assigning to Buyer all of Seller’s right, title and interest in and to such Intangible Property. The Intangible Assignment shall be in the form of and upon the terms reasonably satisfactory to Buyer.

5.3.3 Non-Foreign Certification. A certification duly executed by Seller under penalty of perjury in the form of, and upon the terms reasonably satisfactory to Buyer (“Non-Foreign Certificate”).

5.3.4 Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and consummate the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company and/or Buyer.

5.3.5 Title/Lien Affidavits. Any title, possession and lien affidavits or mechanic's lien indemnifications as may be reasonably requested by the Title Company in order to issue the Title Policy (as defined in Section 6.1.2) without the standard exceptions being included therein.

5.3.6 Certificate Confirming Representations and Warranties. A certificate duly executed by Seller confirming all representations and warranties of Seller set forth in Article 7 are true and correct as of the date hereof or indicating any changes thereto.

5.3.7 Closing Statement. Four (4) counterpart originals of the closing statement for the Property duly executed by Seller.

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5.3.8 Lease. Two counterpart originals of the Lease, duly executed by Seller, as tenant and witnessed by two (2) witnesses.

5.3.9 Lease Payments. All payments due to Buyer, as landlord, which are payable upon execution of the Lease.

5.3.10 Bill of Sale. A general warranty bill of sale for the Personal Property, duly executed by Seller.

5.3.11 Water Management Agreement. Two counterpart originals of the Water Management Agreement duly executed by Seller in recordable form and witnessed by two witnesses.

5.3.12 Irrigation and Drainage Easements. Irrigation and Drainage Easements (if applicable) duly executed by Seller in recordable form and witnessed by two witnesses.

5.3.13 Subordination and Consent Agreement. Three counterpart originals of the Subordination and Consent Agreement executed by United States Sugar Corporation as Subtenant, Seller as Tenant and Buyer as Landlord.

5.3.14 RR Easements. The RR Easements (as defined in Section 9.3), duly executed and acknowledged in recordable form by Seller, granting the easement rights specified in Section 9.3.

5.3.15 Reciprocal Access Easement. The Reciprocal Access Easement duly executed by Seller in recordable form and witnessed by two witnesses.

5.4. Buyer's Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Agent on or before 10:00 a.m. Eastern Standard Time on the Closing Date the following instruments and documents for the Property:

5.4.1 Cash Payment. The Cash Payment.

5.4.2 Assignment of Intangible Property. Two (2) counterpart originals of the Intangible Assignment, duly executed by Buyer.

5.4.3 Closing Statement. Four (4) counterpart originals of the closing statement for the Property duly executed by Buyer.

5.4.4 Lease. Two (2) counterpart originals of the Lease duly executed by Buyer, as landlord and witnessed by two (2) witnesses.

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5.4.5 Subordination and Consent Agreement. Three (3) counterpart originals of the Subordination and Consent Agreement executed by United States Sugar Corporation as Subtenant, Seller as Tenant and Buyer as Landlord.

5.4.6 Water Management Agreement. Two counterpart originals of the Water Management Agreement duly executed by Buyer in recordable form and witnessed by two witnesses.

5.4.7 Irrigation and Drainage Easements. Irrigation and Drainage Easements (if applicable) duly executed by Buyer in recordable form and witnessed by two witnesses

5.4.8 RR Easements. The RR Easements duly executed and acknowledged in recordable form by Buyer.

5.4.9 Reciprocal Access Easement. The Reciprocal Access Easement duly executed by Buyer in recordable form and witnessed by two witnesses.

5.5. Prorations.

5.5.1 General. All items to be prorated shall be prorated as of 11:59 P.M. on the day preceding the Closing (the “Apportionment Date”) and shall constitute adjustments to the Adjusted Purchase Price to be paid by Buyer to Seller at Closing. For purposes of calculating prorations, Seller shall be deemed to be entitled to the Property and, therefore, entitled to the income and responsibility for the expenses for the Apportionment Date (not including the Excluded Crops) and Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses (not including the Excluded Crops), for the entire day upon which the Closing occurs unless expressly provided otherwise in this Agreement. All proration items pertaining to the month in which the Closing occurs shall be prorated based upon the actual number of days in such month.

5.5.2 Real Estate Taxes and Assessments. Real estate and personal property ad valorem taxes and all special assessments for the year of the Closing shall not be prorated, as Seller shall, during the term of the Lease, remain responsible for the payment for all such taxes and special assessments pursuant to the Lease. Seller shall be obligated to and shall discharge prior to Closing all past due ad valorem property taxes, both real and personal, against the Property and relating to current or prior years, and assessments for improvements.

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5.5.3 Utilities. Utilities will not be prorated for the year of the Closing and Seller shall, during the term of the Lease, remain responsible for payment of all utilities for the Property, pursuant to the Lease.

5.5.4 Other Expenses. All other expenses not otherwise specified herein in connection with the Property accruing and relating to the period through and including the Apportionment Date will be the responsibility of and paid by Seller.

5.6. Disbursements and Other Actions by Escrow Agent. Upon the Closing, Title Agent shall promptly undertake all of the following in the manner hereinbelow indicated:

5.6.1 Funds. Disburse all funds deposited with Title Agent as follows:

5.6.1.1. Closing Costs. Pay all closing costs which are required to be paid (e.g., recording costs, documentary transfer taxes, and premium for the Title Policy and related fees and costs, and any other charges set forth on the Closing Statement to the appropriate parties listed thereon).

5.6.1.2. Seller’s Debts and Obligations. Pay all of Seller’s payables, debts and obligations under this agreement related to the Property, including mortgages and liens.

5.6.1.3. To Seller. After deducting therefrom the amounts expended by Title Agent which are chargeable to the account of Seller and deducting therefrom or adding thereto (as appropriate) the net amount of the prorations pursuant to Paragraph 5.5 above, disburse the balance of the Cash Payment to Seller.

5.6.1.4. To Buyer. If applicable, disburse any remaining funds to Buyer in accordance with separate instructions to be delivered to Title Agent by Buyer.

5.6.2 Recordation. The Title Agent shall record in the Official Records the Deed (with documentary transfer tax), the Irrigation and Drainage Easements, the RR Easements, the Reciprocal Access Easement, and any other documents which Seller and Buyer hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

5.7. Closing Costs. Seller and Buyer shall pay the costs and expenses incurred in connection with this transaction as hereafter set forth. Seller and Buyer each shall pay its own attorneys' fees incurred in connection with the transaction contemplated by this Agreement. Seller

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shall pay the documentary and other transfer taxes incurred in connection with the Closing of this transaction, including documentary stamp taxes on the Deed. Seller and Buyer shall each pay one-half of the cost of recording the Water Management Agreement and Irrigation and Drainage Easements and one-half of the premium for (a) the Title Commitment and Policy at the Butler Rate (the minimum amount required to be paid for title insurance pursuant to Florida law), and (b) abstract fees. The cost of the Surveys shall be paid in accordance with the provisions of Section 4.7. The costs of recording the Deed and all third-party due diligence costs incurred by Buyer in connection with the transaction contemplated by this Agreement shall be paid by Buyer.

5.8. Seller's Deliveries to Buyer Upon Closing. Seller shall deliver to Buyer, on or prior to the Closing, the following:

5.8.1 Property. Possession of the Property, subject to the Lease.

5.8.2 Licenses and Permits. Originals of all Licenses and Permits or, to the extent an original of a License or Permit is unavailable, a duplicate original thereof with a certificate executed by Seller warranting the authenticity of such duplicate original.

5.8.3 Warranties and Guaranties. Originals of all Warranties and Guaranties, if any, or, to the extent an original of a Warranty or Guaranty is unavailable, a duplicate original thereof with a certificate executed by Seller warranting the authenticity of such duplicate original.

5.8.4 Reports. Originals of the Reports.

ARTICLE 6

CONDITIONS TO CLOSING

6.1. Conditions Precedent to Buyer's Obligations. The Closing and Buyer's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction, not later than the Closing (unless otherwise provided), of the following conditions:

6.1.1 Representations, Warranties and Covenants of Seller. Seller shall have duly performed each and every covenant to be performed by Seller under this Agreement and Seller's representations and warranties set forth

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in this Agreement shall be true and correct and recertified as of the Closing in all material respects.

6.1.2 No Material Changes; Endorsements to Title Commitments. At the Closing, there shall have been no material adverse changes in the physical or financial condition of the Property. Within three (3) business days prior to Closing, the Title Agent shall deliver to Buyer endorsements to the Title Commitment which update the effective date thereof. If such endorsements add any exceptions to Schedule B-II of the Title Commitment, then Buyer may object in a writing delivered to Seller prior to the Closing and such objection shall be treated as a Title Notice under Paragraph 6.1.2 hereof. At the Closing, the title commitment shall be endorsed to delete (a) any and all requirements or preconditions to the issuance of an owner’s marketability title insurance policy to the Buyer, (b) the "Gap Exception," (c) all standard exceptions (including the survey exception), and (d) any notices of commencement which are shown as Schedule B-II exceptions.

6.1.3 Moratorium. At the Closing, there shall be no reclassification, rezoning or other statute, law, judicial or administrative decision, proceeding, ordinance or regulation (including amendments and modifications of any of the foregoing) pending or proposed to be imposed by the Authorities or any public or private utility having jurisdiction over the Property which would adversely affect, in Buyer's reasonable judgment, the acquisition, use or sale of the Property.

6.1.4 Lease. Seller, as tenant executes and delivers the Lease to Buyer, as landlord at Closing.

6.1.5 Water Management Agreement and Irrigation and Drainage Easements. The Water Management Agreement and the Irrigation and Drainage Easements must be mutually agreed upon in writing by Seller and Buyer prior to the expiration of the Inspection Period.

6.2. Conditions Precedent to Seller's Obligations. The Closing and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to (a) Buyer having performed each and every covenant to be performed by Buyer under this Agreement (b) Buyer's representations and warranties set forth in this Agreement being true and correct as of the Closing in all material respects, (c) Buyer, as landlord, executes and delivers the Lease to Seller, as tenant, at Closing, and (d) the Water Management Agreement, the Irrigation and Drainage Easements, the Reciprocal Access Easement, and the RR Easements must be mutually agreed upon in writing by

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Seller and Buyer prior to the expiration of the Inspection Period.

6.3. Failure of Condition to Closing. Except as otherwise set forth herein, in the event any of the conditions set forth in Paragraph 6.1 or Paragraph 6.2 are not timely satisfied or waived, for a reason other than the default of Buyer or Seller under this Agreement:

6.3.1 This Agreement and the rights and obligations of Buyer and Seller shall terminate, except as otherwise provided herein; provided, however, no such termination shall occur until (a) Buyer has had the opportunity to waive any condition for Buyer's benefit within two (2) business days after receipt of written notice from Seller, and (b) Buyer does not elect to waive such condition; and

6.3.2 Escrow Agent and/or the Title Agent are hereby instructed to promptly return to Seller and Buyer all funds (including the Deposit) and documents deposited by them, respectively, which are held by Escrow Agent and/or the Title Agent on the date of said termination.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

In addition to any express agreements of Seller contained herein, the following constitute representations, warranties and/or covenants of Seller to Buyer.

7.1. Seller's Authority.

7.1.1 Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

7.1.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, Authority or other party is required.

7.1.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

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7.1.4 Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

7.1.5 No Conflict. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Seller is a party or affecting the Property.

7.2. Legal Nature.

7.2.1 Legal Actions. There are no pending, or to Seller’s actual knowledge without further inquiry threatened or contemplated, actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the Property or in which Seller is, or to the best of Seller's knowledge will be, a party by reason of Seller's ownership of the Property.

7.2.2 Bankruptcy. Seller neither contemplates nor has (i) made a general assignment for the benefit of creditors; (ii) filed any involuntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, or Seller's assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or compromise to its creditors generally. Seller is solvent and able to pay its debts as they come due in the usual and ordinary course of business.

7.2.3 Authorities. To Seller's actual knowledge without further inquiry, there is not any plan, study or effort by any of the Authorities which in any way would materially affect the use of the Property for its intended uses. To Seller’s actual knowledge without further inquiry, there are not any intended public improvements which will result in any charge being levied against, or any lien being assessed upon, the Property. To Seller's actual knowledge without further inquiry, there is not any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to the Property.

7.2.4 Governmental Regulations. To Seller's actual knowledge without further inquiry, there are no violations of Governmental Regulations relating to the Property and the present uses of the Improvements are permitted uses under applicable zoning and building laws and ordinances. To Seller's

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actual knowledge without further inquiry, the conveyance of the Property does not violate any Governmental Regulations.

7.2.5 Licenses and Permits. To the best of Seller’s knowledge, all licenses, approvals, permits and certificates from the Authorities or private parties necessary for the use and operation of the Property as it is currently being used and operated, were obtained and are currently possessed by Seller, and the Property has been constructed, modified and used in accordance with (a) all applicable approvals, licenses, permits and certificates, (b) all Governmental Regulations, and (c) all covenants, conditions, restrictions, easements and agreements of any kind or nature affecting the Property. To the best of Seller's knowledge, Seller has at all times operated in compliance with all requirements of each License and Permit.

7.2.6 Taxes. Other than the amounts disclosed by the tax bills delivered to Buyer by Seller, to the best of Seller’s knowledge no other real property or personal property taxes have been or will be assessed against the Property for the previous tax year. To the best of Seller’s knowledge, there are not any special assessments or charges which have been levied against the Property or which will result from work, activities or improvements done to the Property by Seller. To the best of Seller's knowledge, there are not any intended public improvements which will result in any charge being levied against, or in the creation of any lien upon, the Property or any portion thereof. Seller has paid through the date hereof and shall have paid through the Closing Date all occupancy, use and/or sales taxes imposed on the operation of the Property. Seller has no knowledge of any special assessments or charges which have been levied against the Property or which will results from work, activities or improvements done to the Property.

7.2.7 Title. Seller is the legal fee simple title holder of the Property and has good, marketable and insurable title to the Property, free and clear of all liens, encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, judgments or other matters, other than the Permitted Encumbrances and mortgages which shall be discharged and satisfied at Closing. There shall be no change in the ownership, operation or control of Seller from the date hereof until the Closing.

7.2.8 Defects. To Seller's actual knowledge without further inquiry, there are no physical or mechanical defects in the condition of the Property and ordinary wear and tear, including, but not limited to, the roofs, exterior walls or structural components of any Improvements and the heating, air conditioning, plumbing, ventilating, elevator, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located in the Property, and all of the foregoing items are operational. To Seller's actual knowledge without further inquiry, the Property is free from infestation by termites or other pests, insects, disease or animals. To the best of Seller’s

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knowledge, all Personal Property is in good working condition and Seller shall cause all Personal Property to be in good working condition on the Closing Date.

7.2.9 Soil. To Seller's actual knowledge without further inquiry, there are no defects or conditions of the soil which will impair the present use and operation of the Property. Seller has received no written notice of any discharges of materials from the Property into any “waters of the United States” as defined in 33 CFR § 328.3 (July 1, 2007 edition), and Seller has not received any written notice from the United States Army Corps of Engineers that such "waters of the United States" exist on the Property.

7.2.10 Insurance Company Notices. Seller has not received any notices from any insurance company of any defects or inadequacies in the Property which have not been corrected.

7.2.11 No Sales Contracts. Seller has not entered into any other contracts for the sale of the Property, nor do there exist any rights of first refusal or options to purchase the Property or any portion thereof, nor will Seller enter into any such agreements during the term of this Agreement.

7.2.12 Hazardous Materials. Notwithstanding anything herein to the contrary, Seller expressly affirms and Buyer acknowledges that the Real Property has been used historically for agricultural purposes, and is subject to environmental issues related to agricultural uses, including without limitation agricultural chemicals and other hazardous substances commonly used in agricultural operations. Subject to the foregoing disclosures, to Seller's actual knowledge without further inquiry, the Property is free of all hazardous waste or substances and the Property is not in violation of any applicable Governmental Regulations and any applicable regulatory levels. To Seller’s actual knowledge without further inquiry, there are not currently any underground tanks located on or in the Property, and if underground tanks have been located on or in the Property, such underground tanks have been removed in accordance with all Governmental Regulations. The term hazardous waste or substances shall include those substances included within the definitions of “hazardous substances,” hazardous materials,” “toxic substances,” or “solid waste” in CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., and in the regulations promulgated pursuant to said laws or any replacement thereof and such other substances, materials and wastes which are or become regulated under applicable Governmental Regulations or which are classified as hazardous or toxic under Governmental Regulations. In the event Buyer determines prior to Closing that there are any hazardous wastes or substances upon or within the Property, Seller shall be obligated to clean up and remediate such hazardous wastes or substances either prior to Closing, or, if such work cannot be performed prior to Closing, Seller shall escrow at Closing a sufficient amount of money with Escrow Agent as determined by Buyer’s

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environmental consultant, sufficient to clean up or remediate such hazardous wastes or substances in accordance with all Governmental Regulations. The representations and warranties set forth in this paragraph shall survive Closing for the Survival Period.

7.2.13 Storage Tanks. To Seller's actual knowledge without further inquiry, no storage tank (whether above or below ground) has been located or used on any portion of the Property, excluding only such above ground storage tanks that have been used to store fuel and quantities of farm chemicals reasonably necessary for the growing and maintenance of crops, which above ground storage tanks, to Seller's actual knowledge without further inquiry, at all times during Seller's ownership of the Property have been stored and maintained in accordance with manufacturer recommendations and in accordance with all federal, state and local laws, codes, regulations and ordinances.

7.2.14 Historical Sites. Seller has not received written notice that any portion of the Property has been designated a site or area of archeological or historical significance.

7.2.15 Burial Plots. Seller has not received written notice that any portion of the Land has been used as a human burial plot or site.

7.2.16 Habitat. Seller has not received written notice that any portion of the Property has been designated as, or is eligible for designation as, a critical habitat for a threatened or endangered species under the Endangered Species Act of 1973, 16 U.S.C. §§ 1531-1534, except that Seller discloses to Buyer that Seller believes some portion of the Land may be located in secondary habitat for the Florida panther; provided that if a portion of the Land is located in a secondary habitat for the Florida panther, to the Seller’s knowledge such habitat does not materially adversely impact the use of the Land for agricultural purposes, nor is Seller aware of any current or proposed regulations or restrictions that would materially adversely impact the use of the Land for agricultural purposes as a result of a portion of the Land being a secondary habitat for the Florida panther.

7.2.17 Contracts. Other than Permitted Encumbrances, there are no contracts or agreements related to the marketing or processing of crops that may be grown on the Land (or any portion thereof), nor the use, ownership or operation of the Property which would be binding upon Buyer after the Closing, except as specified below. Seller has entered into the leases or agreements relating to the Property identified on attached Exhibit “E” which will be provided by Seller to Buyer within fifteen (15) days after the Effective Date of this Agreement and which will survive the closing of this Agreement.

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7.2.18 Eminent Domain. To the best of Seller’s knowledge, there are no pending or threatened governmental proceedings in eminent domain with respect to any portion of the Property.

7.2.19 ERISA Compliance. (i) Seller is not an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is subject to Title I of ERISA, or a "plan" as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; (ii) the Property and the assets of Seller do not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; (iii) for purposes of Section 3(14) of ERISA, Seller is not a party in interest with Buyer; and (iv) transactions by or with Seller are not in violation of state statutes applicable to Seller that regulate investments of and fiduciary obligations with respect to governmental plans.

7.2.20 OFAC Compliance. Seller has not been designated as a "specifically designated national and blocked person" on the most current list published by the Office of Foreign Asset Control of the U.S. Department of the Treasury ("OFAC") at its official website (http://www.treas.gov/ofac./t11sdn.pdf) or at any replacement website or other replacement official publication of such list (collectively, the "List"); (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) will not transfer or permit the transfer of any controlling interest in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the List.

7.2.21 Foreign Person. Seller is not a "foreign person" within the meaning of Sections 1445(f)(3) and 7701(a)(3) of the Internal Revenue Code of 1986, as amended, and is not subject to any federal, state or local withholding obligation of Buyer under the tax laws applicable to Seller or the Property.

7.2.22 Recertification. From the Effective Date through the Closing Date, Seller shall be obligated to notify Buyer of the existence of any condition or fact of which Seller becomes aware which Seller would have been obligated to disclose to Buyer pursuant to this Agreement if it had knowledge of such fact or condition on or prior to the Effective Date. Each of the disclosures shall, as to such disclosure, reopen Buyer's Inspection Period for three (3) business days and shall be subject to the provisions of Section 4.5.

7.3. Completeness.

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7.3.1 Complete Information. All instruments, documents, lists, schedules and items required to be delivered to Buyer hereunder will fairly present the information set forth in a manner that is not misleading and will be true, complete and correct in all respects on the date of delivery and upon the Closing, as they shall be updated, modified or supplemented in accordance with this Agreement, including any information regarding the Reports, Licenses, Equipment and Warranties and Guaranties.

7.3.2 Contracts. There are no agreements, contracts or service agreements other than the Permitted Encumbrances pertaining to the Property and Seller will not enter any agreements, contracts or services agreements affecting the Property or its operation after the Effective Date of this Agreement which is not cancelable without penalty at or prior to Closing, without Buyer’s written approval.

7.3.3 Leases. There are no leases, subleases, occupancies or tenancies in effect pertaining to the Property, except for the Sublease.

7.3.4 Licenses and Permits. To the best of Seller's knowledge, there is no current default or breach under the terms and provisions of any of the Licenses and Permits and the Licenses and Permits have not been, and will not be, amended or modified except as disclosed in writing to Buyer and except as necessary for renewal.

7.3.5 Employees. There are no employees of Seller who would become employees of Buyer as a result of the purchase of the Property by Buyer.

7.3.6 Personal Property. All Personal Property owned by Seller that benefits the Property only is located on the Property.

7.4. General.

7.4.1 General Representation. To the best of Seller's knowledge, no representation, warranty or statement of Seller in this Agreement or in any document, certificate or schedule furnished or to be furnished to Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading. The foregoing representation shall survive Closing for a period of eighteen (18) months.

Seller's representations and warranties made in this Article 7 shall be true and correct as of the Closing with the same force and effect as if remade by Seller in a separate certificate at that time.

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ARTICLE 8

BUYER'S REPRESENTATIONS AND WARRANTIES

In addition to any express agreements of Buyer contained herein, the following constitute representations, warranties and/or covenants of Buyer to Seller.

8.1. Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

8.2. Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with the entering into of this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.

8.3. Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

8.4. Validity. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

8.5. No Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Buyer is a party.

8.6. General Representation. No representation, warranty or statement of Buyer in this Agreement or in any document, certificate or schedule furnished or to be furnished to Seller pursuant hereto contains or will contain any untrue statement or a material fact, omits or will omit

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to state a material fact necessary to make the statements or facts contained therein not misleading. Buyer's representations and warranties made in this Article 8 shall be continuing and shall be true and correct as of the Closing with the same force and effect as if remade by Buyer in a separate certificate at that time.

ARTICLE 9

COVENANTS OF BUYER AND SELLER

9.1. Operation of the Property Through the Closing.

9.1.1 Operation. Seller hereby agrees, through and including the Closing and at the Seller's sole cost and expense, to (a) keep all existing insurance policies affecting the Property in full force and effect, (b) provide all services and to continue to operate, manage and maintain the Property and the crops growing thereon, including mechanical equipment of every kind used in the operation thereof, which shall be in good working condition at Closing, (c) comply with all Governmental Regulations, (d) keep Buyer timely advised of any repair or improvement required to keep the Property in such condition as aforesaid and which costs in excess of Fifteen Thousand Dollars ($15,000.00), and (e) furnish Buyer with copies of all notices, citations, letters, lawsuits or other correspondence or memoranda from any Authority, employee, vendor, creditor, neighbor or party to any contract.

9.1.2 Leases. Seller hereby agrees that Seller will not enter into any leases of the Property, except the Lease.

9.1.3 No Conveyance. Seller will not, without the prior written consent of Buyer, convey any interest in the Property (or any portion thereof), and Seller will not subject the Property to any additional liens, encumbrances, covenants, conditions, easements, rights of way or similar matters after the date of this Agreement which will not be eliminated prior to the Closing.

9.1.4 No Alterations. Seller will not make any alterations to the Property except for farming practices consistent with Seller’s normal business and farming operations and the normal business and farming operations of United States Sugar Corporation.

9.1.5 Notice to Buyer. Seller shall promptly notify Buyer of any material change in any condition with respect to the Property or of any event or circumstance which makes any information in its Due Diligence Materials or any representation or warranty of Seller under this Agreement untrue or misleading, or any covenant of Seller under this Agreement incapable or less

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likely of being performed, it being understood that the Seller's obligation to provide notice to Buyer shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

9.1.6 Notice to Seller. Buyer shall promptly notify Seller of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being, performed, it being understood that the Buyer's obligation to provide notice to Seller shall in no way relieve Buyer of any liability for a breach by Buyer of any of its representations, warranties or covenants under this Agreement.

9.2. Broker. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any such claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any action, statement, representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any actions, statement, representation or agreement made by Seller, such indemnities to include all reasonable attorneys’ fees and costs incurred by the party being indemnified. The indemnification provisions set forth in this paragraph shall survive Closing for the Survival Period.

9.3. Railroad Tract. Seller shall retain 200 acres through the 2x6 and Collins Slough tracts (identified on Exhibit A) in such configuration and having boundary lines that are acceptable to Seller in its sole discretion for the use as a future railroad site subject however to the following: (a) Buyer shall have the right of ingress and egress over and across the Railroad Tract in such locations as identified on attached Exhibit “F” and (b) Buyer shall have loading access to any new railroad construction in one (1) location identified on attached Exhibit “G”. Both Exhibit F and Exhibit G shall be provided by Seller to Buyer within fifteen (15) days after the Effective Date of this Agreement.

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Seller shall grant Buyer an easement specifying these ingress, egress and loading rights, and furthermore Buyer shall grant to Seller a mutually acceptable ingress and egress easement giving Seller access to the Railroad Tract. Such easements shall be in such form as mutually agreed upon by the parties, shall be recorded in the County real property records, and shall constitute covenants running with the land (collectively the “RR Easements”).

The Base Purchase Price shall be adjusted downward by the Railroad Tract Valuation, which shall be calculated by adding (a) the Farmable Acres included in the Railroad Tract multiplied by $4,000 and (b) the Support Acres included in the Railroad Tract multiplied by $1,163.

In the event that the designation of the Railroad Tract results in the dissection of Farmable Acres outside of the Railroad Tract that causes material impairment of production, irrigation, drainage or other agricultural characteristics of said Farmable Acres, Seller shall either (a) agree to a remediation plan that is reasonably satisfactory to Buyer, and Seller shall pay the estimated costs of said remediation plan to Buyer at Closing or (b) accept an adjustment of the Base Purchase Price in an amount equal to the Railroad Tract Impaired Acreage Valuation. The Railroad Tract Impaired Acreage Valuation shall be calculated by multiplying the number of Farmable Acres that lie outside of the Railroad Tract that are impaired by $4,000.

Both Seller and Buyer acknowledge that the permitting and engineering processes could result in the need for a change in the location of the Railroad Tract at some undetermined point in the future. The parties agree that if such determination is made, the parties will endeavor to negotiate an exchange of properties (including the negotiation, execution and recordation of a new Easement), subject to the following: (a) any tract identified by Seller as an exchange candidate for the Railroad Tract shall not be greater than three hundred (300) acres in aggregate, (b) any potential property exchange will be executed based on an independent appraisal of the value per acre for Farmable Acres and Support Acres to be included in the new tract, and (c) any impairment to Farmable Acres outside of the proposed exchange candidate for the Railroad Tract will be subject to remediation by Seller or a financial adjustment analogous to the process outlined in the previous paragraph.

ARTICLE 10

REMEDIES

10.1. Liquidated Damages; Seller's Remedies. In the event the Closing and the consummation of the

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transaction herein contemplated do not occur as provided in this Agreement by reason of any breach of Buyer, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer as a result thereof. Therefore, Buyer and Seller agree that a reasonable estimate of the total net detriment that Seller would suffer in the event that Buyer breaches this agreement and fails to complete the purchase of the Property is and shall be, as Seller's sole and exclusive remedy (whether at law or in equity), and as the full, agreed and liquidated damages for such breach, an amount equal to the Deposit. Upon any such breach by Buyer, unless otherwise specified, this Agreement shall be terminated and neither party shall have any further rights or obligations hereunder, each to the other, except for the right of Seller to collect such liquidated damages from Buyer and Escrow Agent.

10.2. Buyer's Remedies. In the event Seller fails to perform its obligations pursuant to this Agreement for any reason (except due to a failure of Seller to use good faith efforts to cure any Title Defects or any failure by Buyer to perform under this Agreement) then Buyer may: (a) terminate this Agreement by giving Seller timely written notice of such election prior to or upon the Closing Date, and Buyer shall be entitled to recover from Escrow Agent the entire portion of the Deposit actually received by Escrow Agent and, in the event Seller fails to use good faith efforts to perform its obligations pursuant to this Agreement or fails to use good faith efforts to cause any condition herein to be satisfied after reasonable notice, then Buyer shall also have the right to pursue any other rights available to Buyer at law or equity; or (b) enforce specific performance of this Agreement, without a claim for damages, notwithstanding such failure or breach by Seller. Anything in this Agreement to the contrary notwithstanding, Buyer waives any special, indirect or consequential damages for a pre-Closing breach by Seller.

10.3. Attorneys' Fees. If any action or proceeding is commenced by either party to enforce its rights or remedies under this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover its reasonable attorneys' fees and court costs incurred therewith.

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ARTICLE 11

CONDEMNATION AND DESTRUCTION

11.1. Eminent Domain or Taking. If, prior to the Closing, any material portion of the Land is taken by eminent domain or otherwise (or is the subject of a pending, threatened or contemplated taking which has not been consummated), Seller shall immediately notify Buyer thereof. In such event, Buyer shall have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after receipt of Seller's notice. For purposes hereof, “material” shall be deemed to be any taking where access to any portion of the Land is reduced or restricted or where the Property cannot be fully used for its intended purpose, or where the amount of compensation expected to be paid is estimated to equal or exceed $50,000.00. If Buyer does not exercise this option to terminate this Agreement, or if there has not been a material taking by eminent domain or otherwise to give rise to such option, neither party shall have the right to terminate this Agreement, but the Seller shall assign and turn over, and the Buyer shall be entitled to receive and keep, all awards for the taking by eminent domain which accrue to Seller and the Buyer and Seller shall proceed to the Closing pursuant to the terms of this Agreement, without modification of the terms of this Agreement and without any reduction in the Purchase Price. Unless or until this Agreement is terminated, Seller shall take no action with respect to any eminent domain proceeding without the prior written consent of Buyer.

11.2. Fire or Casualty. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by flood, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Paragraph 11.2. If, prior to the Closing, any part of the Property is damaged or destroyed by flood, fire or other casualty, Seller shall repair such damage and destruction and keep this Agreement in full force and effect so long as such repair can be and is completed by Seller prior to the Closing Date. If such repairs are not completed prior to the Closing Date, then Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds payable to it with respect to such destruction (which shall then be repaired or not at Buyer's

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option and cost), plus Seller shall pay over to Buyer at the Closing an amount equal to the deductible and any co-insurance amount with respect to the insurance together with the amount of all damages and costs not covered by insurance, Seller shall pay at or prior to Closing all amounts owed to any third parties engaged to repair such damage as of Closing, and Buyer and Seller shall proceed to the Closing pursuant to the terms of this Agreement without modification of the terms of this Agreement and without any reduction in the Purchase Price. Buyer shall have the right to participate in any adjustment of the insurance claim.

ARTICLE 12

SALES AND USE TAXES

On or prior to the Closing Date, Seller shall pay all sales and use taxes arising from or attributable to the business and operation of the Property as conducted by Seller prior to the Closing. Seller hereby agrees to indemnify, hold harmless and defend Buyer for any loss, damage, liability, claim or expense (including, without limitation, reasonable attorney fees and expenses) by reason of any breach of the foregoing covenants, representations or warranties. The provisions of this paragraph shall survive Closing for a period of five (5) years.

ARTICLE 13

INDEMNITY

Seller shall and hereby agrees to indemnify, hold harmless and defend Buyer for any loss, damage, liability, claim or expense (including, without limitation, reasonable attorneys’ fees and expenses) relating to, arising out of or on account of claims of Seller's creditors or employees arising from Seller's failure to pay such creditors or employees for services rendered prior to the Closing. The provisions of this paragraph shall survive Closing for the Survival Period.

ARTICLE 14

MISCELLANEOUS

14.1. Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto, except as provided in the Non-Disclosure Agreement between the parties dated April 7. 2014. This Agreement may not be modified, changed, supplemented or

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terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. Buyer and Seller do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. Escrow Agent need not be a party to any modification of this Agreement (or any waiver of any terms and conditions of this Agreement) unless such modification (or waiver) affects the rights, duties or obligations of Escrow Agent hereunder.

14.2. Agreement Binding on Parties; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of Buyer and Seller. Buyer may not assign this Agreement to anyone without the Seller’s prior written consent; provided however, Seller’s written consent shall not be required for an assignment of this Agreement to an Affiliate of Buyer; on the following conditions: (a) such assignment shall not constitute a release of Buyer’s liability under this Agreement, and (b) Buyer provides written notice of such assignment to its Affiliate at least five (5) business days prior to the Closing Date.

14.3. Notice. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by Buyer or Seller must be in writing. Notice may, unless otherwise provided herein, be given or served (a) by delivering the same to such party, or an agent of such party, in person or by commercial courier, (b) by facsimile or electronic transmission, evidenced by confirmed transmission and concurrently followed by a “hard” copy of same delivered to the party by personal delivery or overnight delivery pursuant to clauses (a) or (c) hereof, or (c) by depositing the same into custody of a nationally recognized overnight delivery service such as Federal Express, Overnight Express, United Parcel Service or Airborne Express. Notice deposited in the manner described in (c) hereinabove shall be deemed timely given on next business day. Notice given by facsimile or electronic transmission shall be effective upon completion of transmission if between the hours of 8:00 A.M. and 5:00

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P.M. (at the place of receipt) on any business day with delivery made after such hours to be deemed delivered the following business day. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 A.M. and 5:00 P.M. of any business day with delivery made after such hours to be deemed received the following business day. For the purposes of Notice, the addresses of Seller, Buyer, Escrow Agent and Title Agent shall, until changed as hereinafter provided, be as set forth in Article 1. Buyer and Seller shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written Notice to the other party.

14.4. No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto.

14.5. Third Party Beneficiaries/Parties in Interest. This Agreement has been entered into solely for the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.

14.6. Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

14.7. Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of

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any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

14.8. Survival of Representations. The covenants, agreements, representations and warranties made herein shall survive the Closing until the expiration of the Survival Period or such later date as may be specifically set forth herein, whereupon such covenants, agreements, representations and warranties shall be of no further force or effect unless otherwise specifically provided herein.

14.9. Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

14.10. Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. All exhibits referred to in this Agreement and the Glossary of Terms are attached and incorporated by this reference.

14.11. Business Day. If any date or any period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

14.12. Currency. All dollar amounts are expressed in United States currency.

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14.13. Multiple Counterparts. This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes). Facsimile or electronic copies of this Agreement shall be deemed originals for all purposes.

14.14. Governing Law. Seller and Buyer acknowledge that this Agreement has been negotiated and entered into in the State. Seller and Buyer expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State.

14.15. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

14.16. Waiver of Jury Trial. Buyer and Seller agree that any litigation arising out of this Agreement or instituted by any party in interest to enforce any of the terms of this Agreement shall be tried without jury, and no jury trial shall be sought or maintained by either party or their respective successors and assigns, in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Agreement, or the dealings or the relationship among Buyer and Seller.

14.17. Seller’s Knowledge Defined. When the term “knowledge” is used herein in connection to Seller’s knowledge, and furthermore when a statement is made as to what is or may be “known” by the Seller or what the seller is or may be “aware of”, or similar such statements, said terms and statements mean only the actual knowledge of Clayton G. Wilson and/or Kenneth J. Smith and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller. In no event will Buyer have any personal claim against the above-named individuals as a result of the reference thereto in this Section 14.17 and Buyer waives and releases all such claims which Buyer now has or may

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later acquire against such individuals in connection with the transactions contemplated in this Agreement.

14.18. Tax Free Exchange. Buyer acknowledges that Seller may engage in a Section 1031 tax-free exchange in connection with this transaction. Buyer agrees to cooperate with Seller and any exchange intermediary in effecting the exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, including execution of any documents that may be reasonably necessary to effect the exchange, provided, however, that Seller shall bear all additional costs incurred in connection with such tax-free exchange

ARTICLE 15

NON DISCLOSURE

Prior to and after the Closing, any release to the public of information with respect to the sale contemplated herein, this Agreement or any matters set forth in this Agreement, whether in press releases or otherwise will be made only after written consent is obtained from Buyer and Seller; provided, however, Seller and Buyer after receipt of written consent from the other shall be permitted to make such disclosures as may be required in order to comply with all financial reporting and securities laws applicable to Buyer or Seller, responses to subpoenas and/or court orders, which consent to such proposed disclosures shall not be unreasonably withheld, delayed or conditioned. However, Seller shall not refer to any affiliates of Terra Land Company, other than any assignee of Buyer’s rights under this Agreement in any required filings or otherwise. The provisions of this Article 15 shall survive the Closing or any termination of this Agreement for a period of five (5) years.

ARTICLE 16

EXCLUSIVITY

Seller agrees that until the termination of this Agreement, it shall neither negotiate with anyone, nor enter into any agreement, backup contract, understanding, memorandum or option agreement regarding the sale or the lease of the Land.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date and year written below.

SELLER:

ALICO, Inc.
a Florida corporation

Date: August 7, 2014	By: /s/ Clayton G. Wilson
Clayton G. Wilson, CEO

BUYER:

TERRA LAND COMPANY,
an Illinois corporation

Date: August 7, 2014	By: /s/ Kenny Traynon
Print Name: Kenny Traynon
Its: Vice President
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JOINDER BY ESCROW AGENT

Jones, Foster, Johnston & Stubbs, P.A. referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Buyer on the 8th day of August, 2014, and accepts the obligations of and instructions for the Escrow Agent as set forth herein. It further acknowledges that upon receipt of the Deposit, subject to clearance if the Deposit was delivered by check. The Escrow Agent hereby agrees to receive, hold and distribute the Deposit in accordance with the terms and provisions of this Agreement.

DATE: August 8, 2014	JONES, FOSTER, JOHNSTON & STUBBS, P.A.

By: Larry B. Alexander
Larry B. Alexander, Chairman
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EXHIBIT LIST

EXHIBIT “A”	LEGAL DESCRIPTION OF LAND

EXHIBIT “A-1”	LEGAL DESCRIPTION OF HILLGRADE TRACT

EXHIBIT “A-2	LEGAL DESCRIPTION OF COLLINS SLOUGH TRACT

EXHIBIT “A-3”	LEGAL DESCRIPTION OF 2X6 TRACT

EXHIBIT “A-RR”	RAILROAD –RIGHT-OF-WAY

EXHIBIT “B”	LEASE

EXHIBIT “C”	RECIPROCAL ACCESS EASEMENT DEPICTION

EXHIBIT “D”	DUE DILIGENCE MATERIALS

EXHIBIT “E”	CONTRACTS THAT SURVIVE CLOSING

EXHIBIT “F”	RAILROAD CROSSING LOCATION

EXHIBIT “G”	RAILROAD LOADING ACCESS LOCATION
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EXHIBIT “A”

LEGAL DESCRIPTION OF LAND, IS SET FORTH ON EXHIBITS A-1, A-2 AND A-3 AS FOLLOWS:

EXHIBIT “A-1”

LEGAL DESCRIPTION OF HILL GRADE TRACT

EXHIBIT “A-2”

LEGAL DESCRIPTION OF COLLINS SLOUGH TRACT

EXHIBIT “A-3”

LEGAL DESCRIPTION OF 2X6 TRACT

EXHIBIT “A-RR”

RAILROAD RIGHT-OF-WAY

EXHIBIT “B”

LEASE

EXHIBIT “C”

RECIPROCAL ACCESS EASEMENT DEPICTION

EXHIBIT “D”

DUE DILIGENCE MATERIALS

1.	Copy of Seller’s Incorporation documents, as amended since formation
2.	Copy of Seller’s Bylaws as currently in effect
3.	Good standing certificates from state of incorporation of Seller
4.	List of the current officers and directors of the Seller
5.	Copy of Current Deeds for Land
6.	List of all buildings and improvements on the Land
7.	Copy of Existing Title Policies relating to the Land, with legible copies of all exceptions, whether recorded or unrecorded referenced in such title insurance policies
8.	Copies of all existing surveys relating to the Land
9.	Copies of all irrigation and soil tests, inspections and evaluation of the Land
10.	Copies of all written contracts, leases and subleases relating to the Land and summaries of the material terms of any verbal leases or agreements related to the Land
11.	Copies of all environmental reports or studies relating to the presence or absence of hazardous substance relating to the Land
12.	Copies of all reports or studies pertaining to geological, archaeological, physical or historical conditions of the Land
13.	Copies of all documents filed with the FSA offices and/or any other U.S. Department of Agriculture office with respect to the Land or the crops grown thereon over the past three (3) years
14.	List of all above ground or underground storage tanks located on the Land
15.	Copies of the last three (3) years of tax bills for the Property
16.	Copies of current assessment notices for the Property
17.	Copies of all federal, state, county or local permits, licenses, etc. relating to the Property or the operation thereof, and all amendments thereto
18.	List of all personal property located on the Land and to be included in the transaction
19.	Information regarding to crop yields for the last 5 years
20.	Copies of all tile and/or irrigation maps
21.	Copies of all management agreements relating to the Property
22.	Copies of all water and improvement district assessments and information
23.	Copies of all option agreements, purchase or sale contracts, leases, subleases and licenses (including without limitation any agricultural leases and any leases of oil, gas or mineral rights, and all leases or licenses to mine or extract sand, rock or gravel, or any portion thereof), development agreements, or any other contracts (including amendments thereto) relating to the Property, or to the actual or potential purchase, sale, lease, use, occupancy or development of the Property
24.	Copies of all reports, logs, maps, diagrams and other records used in connection with or otherwise relating to the wells, soils, crop histories, and agricultural operations on or otherwise relating to the Property
25.	Copies of all easements or encumbrances relating the Property
26.	List and status of all pending or threatened litigation relating to the Seller or the Property with a brief description for each claim of basis for claim, remedies sought, etc., including name of court or agency in which the proceeding is pending, the date instituted, and the principal parties thereto and the name(s) of the attorney(s) representing the Seller. Also, a list of any governmental orders or proceedings to which the Seller is subject.
27.	List of any governmental orders or proceedings to which the Seller is subject and relates to the Property or the operation thereof
28.	Copies of material correspondence with regulatory bodies relating to the Property or the operation thereof
29.	Copies of any environmental or other regulatory reports and status of any investigations
30.	Copies of all aerial photographs and soil map/information and/or description of soils
31.	List of crops grown on the Land for the last five years and the production history
32.	Description of all insurance policies currently carried with respect to the Property and the operation thereof
33.	Description of any insurance claims made with respect to the Property during the last five years
34.	A list of all pumps, motors and other irrigation equipment at the Property, including serial numbers, model and make, of such pumps, motors and equipment, where available
35.	A list of all warranties and guaranties regarding the Improvements and Personal Property, including copies thereof and all amendments

36.	Copies of all contracts between Seller and United States Sugar Corporation currently in effect.
37.	Copies of Seller’s railroad siding, loading and right-of-way agreements with United States Sugar Corporation and/or its affiliated railroad, if any.
38.	Any other documents or information which, in your judgment, are material to the Property or Seller’s operation thereof or which should be considered and reviewed in making disclosures regarding the Property

EXHIBIT E

CONTRACTS THAT SURVIVE CLOSING

EXHIBIT F

RAILROAD CROSSING LOCATION

EXHIBIT G

RAILROAD LOADING ACCESS LOCATION